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EXHIBIT 99.1

NEWLY-CERTIFIED PLANES ROLL OUT OF MOONEY

BY GERARD MACCROSSAN
The Daily Times

Published January 08, 2005

2005 could be the turnaround year for Mooney Airplane Company. Now in its fourth calendar year since the original acquisition by Mooney Aerospace Group, MASG president Nelson Happy said Friday that this year holds the potential for substantial improvements in profitability.

"We think its realistic to expect Mooney to make money in 2005," he said. "I think we're poised for success and profitability in 2005. But we've had to be in an intensive-care ward for two years."

He said 10 planes were delivered in the 2002, 35 in 2003 and 36 in 2004. The delivery number for 2004 was lower than originally hoped. He attributed it to the late certification of the Garmin G1000 glass cockpit that prevented completed GX models from being delivered prior to December. As a result, some of those planes will come under 2005 delivery numbers, he said.

"2005 should be considerably greater; we're hoping for around 100 airplanes," Happy said.

For Happy, entering 2005 leaves behind an extremely complicated year for Mooney. It saw the manufacturing company sold and then reacquired by MASG as the holding company's house was put back in order following a large legal case taken by its former California landlord Long Beach Airport.

"In all of the experience I've had in turnarounds and working with troubled companies, this has been the most complicated," he said.

Employment at Mooney has risen to about 300 in Kerrville, which Happy said is not far short of the workforce the company has required historically to produce 80 to 100 airplanes per year.

"That is probably a guideline that, when Mooney is working normally, it is probably a 350-employee company," he said.

Mooney's chief executive officer Gretchen Jahn said the company has undergone a number of plant improvements in recent months that will benefit both customers and employees. For anyone who visited the operation previously, the improvements are obvious.

"You see some of the tangible signs relative to the sales center and delivery hangar," Jahn said. "We wanted to make it a presentable and comfortable place for our customers. They have expectations -- they are purchasing a high-performance airplane that has a significant value to it."

In the production and manufacturing areas of the plant, Jahn said the work environment is being improved.

"We need to make sure we have a place of work our employees are proud of, that is safe for them to work in and allows them to be as productive as possible," she said.

One method of achieving this goal has been to reorganize the facility.

"We have physically changed the environment and got a lot of things off the floor," Jahn said. "We got rid of things that were broken and created space that allows us to see more clearly how we do what we do -- make planes."

She said Mooney has adopted a Japanese concept that translates to "lowering the level of the river to see the rocks" -- in other words, "how you make the airplanes."

Other far-reaching changes in the company stretch past Mooney's production environment.

A new vice president of customer support has been hired to improve the support after a plane is sold.

"The mantra around here is that we build, sell and support" Jahn said. "We have been building and selling for a long time, but support hasn't been where it should be."



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Part of the company's effort to improve support has been the organization of a good national and international service center network.

"We need to provide our service centers with the parts and the knowledge to provide good service, and a service center here to provide what our customers want but others cannot provide," she said. "We bend the metal, as it were. We put together the sub assemblies. We have the detailed knowledge to factory certify the work."

Perhaps the most important recent innovation for Mooney airplanes is the innovation of the glass cockpit technology, which utilizes two computer displays that eliminate dozens of dials and switches present in traditional cockpits.

"The glass cockpit is a great advantage. It is where the market is going," Jahn said, adding that other general aviation manufacturers including Cessna and Piper also have their own versions of the glass display.

"We've responded to customer demand," Jahn said. "What is selling in the industry is the glass cockpit airplanes. This is what the customers want."

Although the Garmin G1000 technology was not the only reason for one new Mooney owner to write an almost $500,000 check for his new Ovation 2 GX this week, it was certainly a factor. Real estate investor Jahan Ashtiani of San Diego, Calif., said he didn't even consider purchasing the slightly cheaper DX model employing the old style cockpit.

"This is the future of general aviation," said Ashtiani, who was in Kerrville this week to purchase his new plane. The Mooney will replace a Cessna 210, he has flown for three years, he said.

"I wanted to go faster, and I wanted state-of-the-art avionics," he said. "I was looking for a plane that had a lot of pride of workmanship and a plane with an excellent safety record."

For Ashtiani, Cessna didn't offer everything that he sees in his new Mooney.

"It's like moving from a Suburban to a Porsche," he said. "What sold me the plane was the test flight. It handled so nice."

Living in San Diego, Ashtiani said he intends to use his Mooney to transport himself and his family to property in Idaho, as well as different areas of California and Arizona.

"I've got three children," he said. "Mooney has a rear bench option with three seatbelts."

Five adults can't be transported to comfortably, he said, but the Mooney is certainly big enough for his family to fly safely and legally.

Flying his own plane is a luxury for Ashtiani, he said, but it is something he can use for some business, as well as pleasure.

"I can't justify the cost," he said. "But I just love it. Once you start flying, it's extremely hard to stop."

According to Happy, Mooney has a nice backlog of airplanes already purchased for delivery in 2005. Last year's strong sales push will continue, he said, with plenty of optimism that 2005 will continue to see Mooney's fortunes improve.

Gerard MacCrossan may be reached at
gerard.maccrossan@dailytimes.com